Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Dynamics Research Corporation on Forms S-8 (File No. 333-109973, effective October 24, 2003, File No. 333-59706, effective April 27, 2001, File No. 333-47838, effective October 12, 2000, File No. 333-02805, effective April 24, 1996 and File No. 333-68548, effective September 9, 1993), of our report dated March 20, 2008, appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Dynamics Research Corporation, dated October 15, 2008 with respect to Kadix Systems, LLC for the years ended December 31, 2007 and 2006.

/s/ Cherry, Bekaert & Holland, L.L.P.
Vienna, VA
October 15, 2008